UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2005

KEYNOTE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-27241	94-3226488
(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, San Mateo, California	94404
(Address of principal executive offices)	(Zip Code)

(650) 403-2400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On November 7, 2005, Keynote Systems, Inc. announced Peter Maloney, its Chief Financial Officer is leaving the Company effective in January 2006. He will remain as Chief Financial Officer of Keynote until his departure in January 2006.

(c) On November 7, 2005, Keynote Systems, Inc. announced that Andrew Hamer would take over as Chief Financial Officer effective January 2006. Mr. Hamer, 41, has been Keynote’s corporate controller since June 2005. From January 2004 to May 2005, Mr. Hamer served as Chief Financial Officer and, from June 2002 to December 2003, he served as Vice President of Finance and Administration of KnowNow, Incorporated, an integration software company. From January 2002 to June 2002, Mr. Hamer served as a consulting Chief Financial Officer of Kadiri, Incorporated (subsequently acquired by Workstream, Inc.), a workforce management solutions company. From August 2001 to December 2001, Mr. Hamer served as Vice President of Finance and Administration of IQ Labs, Incorporated, a management company. From May 2000 to August 2001, Mr. Hamer served as Vice President of Finance of Intraspect Software, Incorporated (subsequently acquired by Vignette), an enterprise collaboration and groupware company. Mr. Hamer’s current offer letter with Keynote provides for an annual base salary of $170,000. On June 20, 2005, Mr. Hamer also received a grant of an option to purchase an aggregate of 50,000 shares of Keynote common stock at an exercise price of $11.61 per share. The option vests over a four year period, with 25% of the shares subject to the option vesting on the one year anniversary of the date of grant, and the remainder vesting ratably over the remaining three years of the vesting schedule.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated November 7, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYNOTE SYSTEMS, INC.

Date: November 7, 2005	By:	/s/ Peter Maloney
Peter Maloney
Vice President and Chief Financial Officer